Exhibit 4.47

Private & Confidential

To:	Dryships Inc.

c/o Cardiff Marine Inc.

Omega Building

80 Kifissias Ave.

Marousi 151 25

Attn:	Messrs G. Economou, A. Ioannides,

15 April 2009

Dear Sirs,

We are pleased to provide you with amendments to the Loan Agreement dated 13 March 2008, as amended on 12/12/2008, between Piraeus Bank A.E (the “Lender”) and Annapolis Shipping Company Limited, Atlas Owning Company Limited, Farat Shipping Company Limited and Lansat Shipping Company Limited (the “Loan Agreement”) relating to a term loan facility up to US$ 130,000,000 (the “Facility”). Save to the extent of amendments required to give efficacy to this letter, all other terms of the Loan Agreement remain Intact. If these amendments are acceptable to you, kindly revert to us by 29 April 2009 so that we may proceed with the preparation of the relevant documentation.

BORROWERS (JOINT AND SEVERAL) :	Annapolis Shipping Company Limited, Farat Shipping Company Limited and Lansat Shipping Company Limited.

CORPORATE GUARANTORS:	Dryships Inc. and Lotis Traders Inc., owner of M/V Delray

COLLATERAL VESSELS:	• M/V Delray (ex-Lanikai ex-Lacerta), a 71,860 dwt, bulk carrier built in 1994 (“M/V Delray”);

• M/VToro, a 73,034 dwt, bulk carrier built in 1995 (“M/V Toro”).

ADDITIONAL COLLATERAL VESSELS:	• M/V Samatan, a 74,500 dwt, built in 2001, bulk carrier (“M/V Samatan”); • M/V Pachino (ex-VOC Galaxy), a 51,200 dwt, built in 2002, bulk carrier (“M/V Pachino”).

ADDITIONAL CORPORATE GUARANTORS:	Boone Star Owners Inc. owners of M/V Samatan and Iokasti Owning Company Limited owners of M/V Pachino

FACILITY AMOUNT:	Initial Facility Amount: US$ 130,000,000. Current principal outstanding: US$ 52,972,600 (Fifty two million nine hundred and seventy two thousand six hundred United States dollars).

SHIPPING CENTRE

Private & Confidential

INTEREST PERIODS:	3, 6 or 9 month interest periods at Borrowers’ option, or such other period as may be requested by the Borrowers and accepted by the Lender at its sole discretion (subject to availability).

INTEREST RATE:	The interest rate on the Facility will be based on the London Interbank Offered Rate for US Dollar deposits (“LIBOR”) plus the Applicable Margin. LIBOR will be calculated by reference to the rate appearing on Reuters Screen page BBA Libor.

In the event that the LIBOR does not represent the Lender’s Cost of funding, then the LIBOR will be substituted by the rate equal to the arithmetic mean of the rates offered for the relevant Interest Period in the London Interbank Market for deposits in Dollars on the day of commencement of the relevant Interest Period as same appear in REUTERS screen at the corresponding electronic pages of: KLIEMM (Carl Kliem GmgH), USDDEPO=ICAP (Icap Plc) and USDDEPO=TTKL (Tullett Prebon Plc) as per Piraeus Bank A.E standard “Market disruption & Non- availability” clause.

Interest will be calculated on the basis of the actual number of days elapsed in a 360 day year. Interest shall be payable in arrears on the last day of each interest period, but in the event that a period in excess of 3 months is selected then interest will be payable every 3 months.

WAIVER PERIOD:	From 31/12/2008 until 31/3/2011 /s/ George Economou

APPLICABLE MARGIN:	2% p.a. from 1/4/2009 and during the Waiver Period. Thereafter Applicable Margin to be reduced to: 1.5% p.a. for the period until the final maturity of the Facility, provided that Minimum Asset Cover Requirement is fully met and there is no event of default.

MANDATORY PREPAYMENT:	For the duration of the Waiver Period, in the event of a sale of any of the Collateral Vessels or any receipt of insurance proceeds from the total loss of any of the Collateral Vessels, upon the sale or loss of any of the Collateral Vessels the entire sale or insurance proceeds to be applied towards the then outstanding Facility Amount.

Prepayments to be applied against the total outstanding of the Facility Amount on a pro-rata basis.

SECURITY:	Additional security to include:

• Second priority mortgages on each of the Additional Collateral Vessels;

• Second priority assignment of all earnings and insurances of the Additional Collateral Vessels;

SHIPPING CENTRE

Private & Confidential

• Corporate Guarantees of each of the Additional Corporate Guarantors;

•    For the duration of the Waiver Period, pledge over a deposit account in the name of the Borrower(s) or the Corporate Guarantor(s), held with the Lender, of a minimum amount equal to the next 4 quarterly principal instalments.

MINIMUM REQUIRED SECURITY COVER:	Subject to no event of default, Minimum Required Security Cover to be waived during the Waiver Period.

FINANCIAL COVENANTS OF THE CORPORATE GUARANTOR:	Subject to no event of default, Financial Covenants of Dryships Inc. (Corporate Guarantor) to be waived during the Waiver Period.

ADDITIONAL COVENANTS:	No Cash Dividends for the Borrowers and the Corporate Guarantors without the prior written consent of the Lender for the period from 31/12/2008 until 31/12/2009.

Please sign and return a copy of this letter to signify your acceptance latest by 29th April 2009. In the event that we do not receive your acceptance by such date, this offer shall be automatically cancelled and considered null and void.

For and on behalf of Piraeus Bank A.E.

/s/ Serafeim Kriempardis	/s/ Jason Dallas
Serafeim Kriempardis	Jason Dallas
Head of Shipping	Relationship Manager

SHIPPING CENTRE

Private & Confidential

We acknowledge receipt of your offer letter dated 15 April 2009 and confirm that the terms and conditions contained are accepted by ourselves and that you may proceed, at our cost, to the preparation of all necessary documentation.

For and on behalf of the Borrowers:

/s/ George Economou

For Annapolis Shipping Company Limited

Name:	George Economou

Date:	21/4/2009

/s/ George Economou

For Farat Shipping Company Limited

Name:	George Economou

Date:	21/4/2009

/s/ George Economou

For Lansat Shipping Company Limited

Name:	George Economou

Date:	21/4/2009

SHIPPING CENTRE

Private & Confidential

The Corporate Guarantor and Additional Corporate Guarantors:

/s/ George Economou

For Dryships Inc.

Name:	George Economou

Date:	21/4/2009

/s/ George Economou

For Lotis Traders Inc.

Name:	George Economou

Date:	21/4/2009

/s/ George Economou

For Boone Star Owners Inc.

Name:	George Economou

Date:	21/4/2009

/s/ George Economou

For Iokasti Owning Company Limited

Name:	George Economou

Date:	21/4/2009

SHIPPING CENTRE